EXHIBITS TO BE FILED BY EDGAR


          EXHIBITS

                    2.   The following exhibits are filed herewith:

                    A-1     - $9,680,000 Letter of  Credit dated March  31,
                              1997.

                    A-2     - $4,842,000 Letter of  Credit dated March  31,
                              1997.

                    A-3     - Reimbursement Agreement between GPU and Fuji,
                              dated March 31, 1997.